FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2009
REGISTRATION NO. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

ICO, Inc.
(Exact name of registrant as specified in its charter)

Texas	76-0566682
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1811 Bering Drive, Suite 200
Houston, Texas 77057
(Address of principal executive offices, including zip code)

__________________

THIRD AMENDED AND RESTATED ICO, INC. 2007 EQUITY INCENTIVE PLAN

FIRST AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN FOR NON-
EMPLOYEE DIRECTORS OF ICO, INC.

(Full title of the plans)

A. John Knapp, Jr.
Chief Executive Officer and President,
ICO, INC.
1811 Bering Drive, Suite 200
Houston, Texas 77057
(Name and address of agent for service)

(713) 351-4100
(Telephone number, including area code, of agent for service)

Copies to:

David Taylor
Locke Lord Bissell & Liddell LLP
600 Travis St., Suite 3400
Houston, Texas 77002-3095
(713) 226-1496

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐                                                                           Accelerated filer ☑
Non-Accredited filer     ☐                                                                           Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	500,000 shares	$2.45	$1,225,000	$68.36

(1)  Consists of an additional 350,000 shares of common stock, no par value (the “Common Stock”), of ICO, Inc. (the “Registrant”) reserved for issuance under the Third Amended and Restated ICO, Inc. 2007 Equity Incentive Plan (formerly known as the Fourth Amended and Restated ICO, Inc. 1998 Stock Option Plan) (the “2007 Employee Plan”) and an additional 150,000 shares of the Common Stock of the Registrant reserved for issuance under the First Amended and Restated 2008 Equity Incentive Plan for Non-Employee Directors of ICO, Inc. (formerly known as the Fourth Amended and Restated 1993 Stock Option Plan for Non-Employee Directors of ICO, Inc.) (the “Director Plan” and together with the 2007 Employee Plan, the “Plans”).  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also relates to such indeterminate number of additional shares as may become issuable under the Plans as a result of the antidilution provisions of the Plans.

(2)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The offering price per share and aggregate offering price for the unissued stock options and Common Stock are based upon the average of the high and low prices of the Common Stock of the Registrant as reported on the NASDAQ Global Market on May 1, 2009.

STATEMENT UNDER GENERAL INSTRUCTION E - REGISTRATION OF ADDITIONAL SHARES

This Registration Statement on Form S-8 is being filed by the Registrant for the purpose of registering an additional (i) 350,000 shares of Common Stock of the Registrant reserved for issuance under the 2007 Employee Plan and (ii) 150,000 shares of Common Stock of the Registrant reserved for issuance under the Director Plan.  Following the registration of the additional shares of Common Stock under this Registration Statement, a total of (i) 2,310,000 shares of Common Stock will be registered under the 2007 Employee Plan and (ii) 560,000 shares of Common Stock will be registered under the Director Plan.

The additional shares of Common Stock to be registered by this Registration Statement are of the same class of securities covered by the Registrant’s previously filed Registration Statements on Form S-8 filed on May 22, 1998 (Registration No. 333-53443) (the "1998 Registration Statement") with respect to the 2007 Employee Plan and on December 22, 1999 (Registration No. 333-93352) (the “1999 Registration Statement”) with respect to the Director Plan.  Pursuant to General Instruction E to Form S-8, the contents of the 1998 Registration Statement and the 1999 Registration Statement, including periodic reports that the Registrant filed after the dates of the 1998 Registration Statement and 1999 Registration Statement to maintain current information about the Registrant, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.  EXHIBITS.

The following exhibits are filed herewith:

4.1	Third Amended and Restated ICO, Inc. 2007 Equity Incentive Plan
4.2	First Amended and Restated 2008 Equity Incentive Plan for Non-Employee Directors of ICO, Inc.
5.1	Opinion of Locke Lord Bissell & Liddell LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 8th day of May, 2009.

ICO, INC.

By:	/s/ A. John Knapp, Jr.
Name:	A. John Knapp, Jr.
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. John Knapp, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the 8th day of May, 2009.

Signature	Title

/s/ Gregory T. Barmore
Gregory T. Barmore	Chairman of the Board

/s/ A. John Knapp, Jr.
A. John Knapp, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bradley T. Leuschner
Bradley T. Leuschner	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Eugene R. Allspach
Eugene R. Allspach	Director

/s/ Eric O. English
Eric O. English	Director

/s/ David E. K. Frischkorn, Jr.
David E. K. Frischkorn, Jr.	Director

/s/ Daniel R. Gaubert
Daniel R. Gaubert	Director

/s/ Max W. Kloesel
Max W. Koesel	Director

/s/ Kumar Shah
Kumar Shah	Director

/s/ Warren W. Wilder
Warren W. Wilder	Director

INDEX TO EXHIBITS

4.1	Third Amended and Restated ICO, Inc. 2007 Equity Incentive Plan
4.2	First Amended and Restated 2008 Equity Incentive Plan for Non-Employee Directors of ICO, Inc.
5.1	Opinion of Locke Lord Bissell & Liddell LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page to this Registration Statement)